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Exhibit 10 (g)

SEVENTEENTH AMENDMENT TO STAR WARS
LICENSE AGREEMENT

        This Seventeenth Amendment to the Star Wars License Agreement (the "Amendment") is made and entered into as of January 30, 2003, by and between Lucas Licensing Ltd., a California corporation ("Licensor"), on the one hand, located at P.O. Box 10148, San Rafael, CA 94912 and Hasbro, Inc., a Rhode Island corporation, located at 1027 Newport Ave., Pawtucket, R.I. 02862-1059, Hasbro International, Inc., a Delaware corporation, located at 1027 Newport Ave., Pawtucket, R.I. 02862-1059, and all Permitted Licensee Affiliates (jointly and severally "Licensee"), on the other hand.

        Reference is made to that certain Toy License Agreement between Licensor and Licensee dated as of October 14, 1997, as heretofore amended (the "Agreement"), pursuant to which Agreement Licensor licensed to Licensee the right to create certain Licensed Products based upon the Licensed Property. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Agreement.

        NOW, THEREFORE, in consideration of the parties' respective promises, covenants and agreements set forth hereinbelow and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to further amend the Agreement as follows:

1.
Paragraph 2.1 (Term) shall be deleted in its entirety and replaced with the following:

        "2.1 Term.

    (a)
    Unless earlier terminated as provided in this Agreement, the term of Licensee's rights pursuant to this Agreement (the "Term") shall consist of the time period commencing as of the date hereof (subject to Subparagraph 25.15 hereinbelow) and ending on the later of: (i) the final day of the third Calendar Year following the Calendar Year in which the initial general theatrical release in the United States (the "U.S. Release Date") of Episode III occurs; and (ii) December 31, 2018 (such later day constituting the "Expiration Date").

    (b)
    Notwithstanding anything to the contrary contained herein or otherwise, the Term shall terminate as follows: if the U.S. Release Date for Episode III does not occur on or before the date which is five (5) years after the U.S. Release Date of Episode II (the "Episode III Outside Date"), then the Term shall terminate as of the later of the Episode III Outside Date and December 31, 2018."

2.
The introductory paragraph of Paragraph 7.1 (Advance) shall be amended by deleting the words "Five Hundred Ninety Million Dollars ($590,000,000)" and substituting therefor the words "Five Hundred and Five Million Dollars ($505,000,000)".

3.
Paragraph 7.1(d) shall be amended by deleting the words "One Hundred Twenty Million Dollars ($120,000,000)" and substituting therefor the words "Thirty-five Million Dollars ($35,000,000)". Paragraph 7.1(d) shall also be amended by adding the following words after the first sentence thereof: "In the event that the U.S. Release Date for Episode III does not occur on or before May 31, 2007, then Licensor shall pay to Licensee, as liquidated damages, the sum of Eighty-five Million Dollars ($85,000,000)."

4.
The parties agree and acknowledge that the Advance shall be recoupable against royalties payable over the entire Term, as amended by this Amendment, and, therefore, Paragraph 8.10 (No Carryover) shall be deleted in its entirety and replaced with the following:

        "8.10 Intentionally deleted."

5.
The parties acknowledge that certain of the requirements of the Licensee set forth in Paragraph 4 of the Agreement, may not currently reflect the intention of the parties to provide for efficient and cost effective marketing and staffing of Licensee's business relating to the Licensed Property. Accordingly, the parties agree to promptly enter into good faith discussions to adjust such requirements.

6.
As a material inducement for, and in partial consideration of, Licensee entering into this Amendment, Licensor, on behalf of itself, its heirs, assigns, successors-in-interest, predecessors-in-interest, parent, subsidiary and affiliated or related entities, and each of their respective divisions, shareholders, directors, officers, employees, successors-in- interest, predecessors-in-interest, agents, representatives, parent, subsidiary and affiliated or related entities, heirs, assigns, joint venturers and attorneys hereby irrevocably and unconditionally surrenders, relinquishes, releases and forever discharges Licensee and its parent, subsidiary, affiliated or related entities, and each of their respective divisions, shareholders, directors, officers, employees, agents, representatives, parent, subsidiary and affiliated or related entities, successors-in-interest, predecessors-in-interest, heirs, joint venturers, attorneys and assigns, and all persons, firms and other entities acting by, through, under or in concert with them, or any of them, from any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and costs, whether or not in connection with litigation) of any nature whatsoever, known or unknown, in connection with the Agreement and/or the "Star Wars" property arising from actions or omissions occurring on or prior to the date of this Amendment, including, without limitation, the grant of any right(s) to any third party(ies) (provided that such right(s) granted to third parties are exercised in a manner consistent with the exercise of such rights prior to the date of this Amendment).

7.
As a material inducement for, and in partial consideration of, Licensor entering into this Amendment, Licensee, on behalf of itself, its heirs, assigns, successors-in-interest, predecessors-in-interest, parent, subsidiary and affiliated or related entities, and each of their respective divisions, shareholders, directors, officers, employees, successors-in- interest, predecessors-in-interest, agents, representatives, parent, subsidiary and affiliated or related entities, heirs, assigns, joint venturers and attorneys hereby irrevocably and unconditionally surrenders, relinquishes, releases and forever discharges Licensor and its parent, subsidiary, affiliated or related entities, and each of their respective divisions, shareholders, directors, officers, employees, agents, representatives, parent, subsidiary and affiliated or related entities, successors-in-interest, predecessors-in-interest, heirs, joint venturers, attorneys and assigns, and all persons, firms and other entities acting by, through, under or in concert with them, or any of them from any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and costs, whether or not in connection with litigation) of any nature whatsoever, known or unknown, in connection with the Agreement and/or the "Star Wars" property arising from actions or omissions occurring on or prior to the date of this Amendment, including, without limitation, the grant of any right(s) to any third party(ies) (provided that such right(s) granted to third parties are exercised in a manner consistent with the exercise of such rights prior to the date of this Amendment).

8.
The parties hereto expressly waive any claim or right to assert hereafter that any claim has, through ignorance, oversight, or error, been omitted from the terms of this Amendment, in that they further expressly waive any rights or claim of any right they may have, if any, under the provisions of Section 1542 of the Civil Code of the State of California, which provides that:

  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

  In connection with such waiver and relinquishment, the parties, respectively, acknowledge that they are aware that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Amendment or the Agreement, that if known by them must have materially affected their settlement with the other, and that it is their intention to hereby fully and finally and forever settle and release all claims, known and unknown, which do now exist, may exist, or heretofore have existed between the parties.

9.
The mutual releases set forth above are part of a compromise settlement between Licensee and Licensor. They are not and shall not be construed as an admission or concession of liability or wrongdoing by any party to this Amendment or the Agreement.

        This Amendment is deemed effective as of the 30th day of January 2003. Except as expressly modified herein, the Agreement shall remain in full force and effect and is reaffirmed by the parties.

HASBRO, INC.		LUCAS LICENSING LTD. ("Licensor")
By:	/s/ DAVID D.R. HARGREAVES	By:	/s/ HOWARD ROFFMAN
Its:	Senior Vice President and Chief Financial Officer	Its:	President
And
HASBRO INTERNATIONAL, INC. on Behalf of itself and all Permitted Licensee Affiliates
By:	/s/ DAVID D.R. HARGREAVES
Its:	Senior Vice President and Chief Financial Officer
(jointly and severally "Licensee")

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SEVENTEENTH AMENDMENT TO STAR WARS LICENSE AGREEMENT